EXHIBIT 8.1

We have the following consolidated subsidiaries as of March 31, 2009:

Name of the Subsidiary Company		Country of incorporation	% of holding
1	Sheba Properties Ltd.	India	100.00
2	Concorde Motors (India) Ltd.	India	100.00
3	HV Axles Ltd.	India	85.00
4	HV Transmissions Ltd.	India	85.00
5	TAL Manufacturing Solutions Ltd.	India	100.00
6	Tata Motors Insurance Broking and Advisory Services Ltd.	India	100.00
7	Tata Daewoo Commercial Vehicle Co. Ltd.	South Korea	100.00
8	Tata Motors European Technical Centre plc and its 2 subsidiaries	UK	100.00	[5]
9	Tata Technologies Ltd. and its 11 functional subsidiaries	India[1]	82.66	[2]
10	Telco Construction Equipment Co. Ltd. and its 5 subsidiaries	India	60.00	[4]
11	Tata Precision Industries Pte. Ltd., Singapore and its subsidiary	Singapore	51.07
12	Tata Motors Finance Ltd	India	100.00
13	Tata Motors (Thailand) Ltd.	Thailand	70.00
14	Hispano Carrocera S.A. and its 2 subsidiaries	Spain[3]	21.01
15	TML Holdings PTE Ltd., Singapore and its 35 subsidiaries	Singapore[1]	100.00
16	Tata Motors (SA) (Proprietary) Ltd.	South Africa	60.00
17	TML Distribution Company Ltd.	India	100.00
18	Tata Marcopolo Motots Ltd.	India	51.00

1	The subsidiaries are based in many countries abroad.
2	The holdings in these subsidiaries range between 82.66% to 82.80%.
3	The subsidiary is based in Morocco.
4	The holdings in these subsidiaries range between 26.65% to60.00%.
5.	The holding in its subsidiaries is 71.69%.